                                                                    EXHIBIT 11.1


                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                                OF COMMON STOCK
                                ---------------
                    (in thousands except for per share data)
                    ----------------------------------------



                                                          FIRST QUARTER ENDED
                                                          -------------------
                                                          NOV. 3,    OCT. 29,
                                                            1996       1995
                                                          --------   --------

Net income applicable to primary
  earnings per common share                                $ 3,358    $   482
                                                           =======    =======

Common stock and common stock equivalents:

    Average shares of common stock
      outstanding during the period                         22,500     18,093

    Net effect of common stock equivalents
      (principally stock options and rights)                   934        589
                                                           -------    -------

Total common stock and common stock equivalents             23,434     18,682
                                                           =======    =======

Primary net income per average share of common stock       $  0.14    $  0.03
                                                           =======    =======


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